Exhibit 10.25

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is entered into by and between Goodman Networks, Incorporated (the “Company”) and John A. Goodman (the “Executive”). Subject to Board approval, this Agreement it is made to be effective as of February 1, 2013 (the “Effective Date”).

WHEREAS, the operations of the Company and its Affiliates (defined below) are a complex matter requiring direction and leadership in a variety of arenas, including financial, information technology, and others;

WHEREAS, Executive possesses certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates;

WHEREAS, the Company and Executive entered into an Executive Employment Agreement, effective January 15, 2007, which was amended several times, including, without limitation, the amendment and restatement dated October 16, 2012 (collectively, the “Prior Agreement”);

WHEREAS, with the exception of the restrictive covenants which remain in full force and effect and which are reconfirmed in this Agreement, this Agreement amends and restates the Prior Agreement;

WHEREAS, the Company has provided Executive with highly confidential information pertaining to the Company and its Affiliates and will continue to provide new confidential information after the execution of this Agreement; and,

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to continue to employ Executive as an officer of the company in the role as its Executive Chairman, and Executive wishes to continue such employment and accept the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the parties hereby agree:

1. Definitions. The following capitalized terms shall have the meanings set forth below.

1.1 “Affiliates” means all persons and entities directly or indirectly controlling, controlled by, or under common control with the Company, where control may be by either management authority or equity interest.

1.2 “Board” shall mean the Board of Directors of the Company.

1.3 “Cause” shall mean any of the following: (a) conviction of a felony involving dishonest acts during the term of this Agreement; (b) any willful and material misapplication by Executive of the Company’s funds, or any other material act of dishonesty committed by

Executive toward the Company; or (c) Executive’s willful and material breach of this Agreement or willful and material failure to substantially perform his duties hereunder (other than any such failure resulting from mental or physical illness) after written demand for substantial performance is delivered by the Board which specifically identifies the manner in which the Board believes Executive has not substantially performed his duties and Executive fails to cure his nonperformance after receipt of notice as required by this Section 1.3. Executive shall not be deemed to have been terminated for Cause without first having been (a) provided written notice of not less than thirty (30) days setting forth the specific reasons for the Company’s intention to terminate for Cause, (b) an opportunity for Executive, together with his counsel, to be heard before the Board, and (c) delivery to Executive of a notice of termination from the Board stating that a majority of the Board of Directors found, in good faith, that Executive had engaged in the willful and material conduct referred to in such notice. For purposes of this Agreement, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

1.4 “Change in Control” shall mean a Change in Control as defined in the Goodman Networks, Incorporated 2008 Long-Term Incentive Plan, as it may be amended from time to time; provided that no event shall be a Change in Control for purposes of this Agreement unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1.5 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.6 “Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials owned, developed or possessed by the Company or its Affiliates that are not generally known to the public. Confidential Information includes, but is not limited to, customer lists, preferences and contacts, financial information, business plans, product cost or pricing, information regarding future development, locations or acquisitions, personnel records and software programs. Confidential Information shall not include any information (a) that is or becomes generally publicly available (other than as a result of violation of this Agreement by Executive), (b) that Executive receives on a non-confidential basis from a source (other than the Company) that is not known by him to be bound by an obligation of secrecy or confidentiality to the Company, or (c) that was in the possession of Executive prior to disclosure by the Company.

1.7 “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed, or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours, and whether on or off Company premises) during Executive’s employment and during the period of six (6) months immediately following termination of his employment that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

1.8 “Revenue” means the gross revenue of the Company as determined in accordance with generally accepted accounting principles consistently applied.

1.9 “Carrying Cost” means the monthly mortgage payment and other cost associated with the maintenance of Executive’s primary residence for up to twelve (12) months, while the home is for sale and actively on the market.

1.10 “Real Estate Keep Whole Amount” means the sum of the original purchase price of Executive’s primary residence minus the appraised fair market value of the residence, provided that the appraisal is conducted by a state-certified or state-licensed appraiser and is conducted within thirty (30) days preceding the date Executive provides a written request to the Company for the Real Estate Keep Whole Amount.

2. Term. This Agreement shall commence on the Effective Date and shall continue until October 16, 2015 subject to earlier termination as set forth in Section 5 below (“Term”).

3. Capacity and Performance.

3.1 During the Term, Executive shall serve the Company as its Executive Chairman and shall report directly to the Board. During the Term, Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities, consistent and customary with the position of Executive Chairman, on behalf of the Company and its Affiliates as may reasonably be designated from time to time by the Board.

3.2 During his employment with the Company, Executive shall devote his full business time and his best efforts, business judgment, skill, and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, or academic position during his employment with the Company, except as may be expressly approved by the Board in writing. The foregoing shall not limit Executive’s right to engage in such activities as are reasonably necessary to monitor and protect his interests as a minority stockholder in other companies, to the extent a reasonably prudent minority stockholder of a corporation would be expected to engage in such activities.

4. Compensation and Benefits. As compensation for all services performed by Executive during the Term, Executive shall receive the following:

4.1 Base Salary. During the Term, the Company shall pay Executive a base salary at a rate not less than Seven Hundred Fifty Thousand Dollars ($750,000.00) per year, less any and all lawful withholdings or deductions, payable in accordance with the payroll practices of the Company for its executives, and subject to increases from time to time (and in accordance with annual merit reviews) as may be approved by the Board (“Base Salary”).

4.2 Other Bonuses.

(a) Management Bonus. With respect to each calendar year during the Term, Executive shall be entitled to receive a bonus pursuant to the terms of the then-current Goodman Network Executive Management Bonus Plan (“Management Bonus”) and such other incentive compensation as Executive may be eligible to receive under benefit plans maintained by the Company from time to time. The Management Bonus shall be paid in accordance with the timing of the Company’s payment of bonuses to its other senior executives for the corresponding period, and in accordance with the Company’s other policies and procedures relating to bonus compensation; provided, however, that such Management Bonus shall in all events be paid between January 1st and June 30th of the year after the year in which the Management Bonus was earned.

(b) Retention Compensation. The Company shall pay Executive an annual retention bonus, payable on December 31st of each calendar year during the Term, equal to 75% of the annualized Base Salary grossed up for federal, state, and local income and employment taxes (assuming the highest marginal tax rate), so that Executive shall receive an amount equal to 75% of the annualized Base Salary as if there were no federal, state, and local income tax and employment tax liability for such bonus (collectively, the “Retention Bonus”).

(c) Relocation. If during the Term the Company requires Executive to relocate outside the Dallas/Fort Worth metropolitan area, the Company shall pay Executive relocation expenses as approved by the Board. In addition, if Executive is required to relocate outside the Dallas/Fort Worth metropolitan area, the Company shall reimburse Executive for the Carrying Cost for a maximum of twelve (12) months. Any amounts received by Executive from the Company pursuant to this Section 4.2(c) shall be grossed up for federal, state and local income and employments taxes (assuming the highest marginal tax rate) so that Executive shall receive the benefit of the reimbursements as if there were no federal, state, and local income and employment tax liability for such reimbursements. Any reimbursement of expenses made under this Section 4.2(c) shall only be made for eligible expenses incurred during the Term, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Section 4.2(c) during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Section 4.2(c) is not subject to liquidation or exchange for another benefit.

4.3 Stock Options. Upon Executive’s execution of the Stock Option Agreement, the form of which is attached hereto as Exhibit A, and contingent upon Executive’s compliance with the terms of the Stock Option Agreement, Executive shall be entitled to stock options representing 55,000 shares at an exercise price equal to the fair market value per share on the date of grant, as adjusted from time to time as set forth in the Stock Option Agreement. As provided in the Stock Option Agreement, the options shall vest equally over three years, beginning on the first anniversary of the date of grant or if earlier, the first to occur of the effective date of a Change in Control (as defined in the Company’s 2008 Long-Term Incentive Plan), or the initial occurrence of a Public Offering. For purposes hereof, the term “Public

Offering” shall mean one or a series of firmly underwritten public offerings of common stock or preferred stock by the Company pursuant to registration statements filed by the Company with the Securities and Exchange Commission (or any other federal agency at the time administering the Securities Act of 1933, as amended) where the net proceeds to the Company from such public offerings shall not be less than an aggregate of Thirty-Five Million United States Dollars (US $35,000,000).

4.4 Vacation. During the Term, Executive shall receive and be entitled to take vacation in accordance with the policies of the Company as in effect from time to time (currently six (6) weeks of vacation time accrued per year), and subject to the reasonable business needs of the Company. Vacation that is not used during the year in which it is accrued may be carried into the first quarter of the next year, but is thereafter lost. Vacation that is carried forward may not be used consecutively with the following year’s vacation. Executive shall not be entitled to payment for any accrued but unused vacation pay if the Company terminates Executive for Cause. However, if Executive’s employment is terminated for any other reason, Executive shall be entitled to receive payment for all accrued but unused vacation pay.

4.5 Company Cars. During the Term, the Company shall continue to lease one or more cars (currently VIN 1FT7W2BT1BEB23716 and SALMA1D45BA356097) for Executive’s use. In addition on the earlier of: (i) the date that is thirty-six (36) months from the start of the lease for the car or cars Executive is leasing as of the Effective Date; (ii) within forty-five (45) days after the date Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason; or (iii) within sixty (60) days of a Change in Control, the Company shall obtain title to such car or cars, and shall irrevocably transfer said title to Executive. The Company shall pay any and all fees, payments, or other amounts necessary to effectuate the provisions of this Section 4.5.

4.6 Other Benefits. Executive shall be entitled to participate in or receive benefits under the Company’s Executive Benefit Plan and any plan or arrangement made available from time to time by the Company to its employees generally (including any health, dental, vision, disability, life insurance, 401k, or other retirement programs) (“Benefits”). Any such plan or arrangement shall be revocable and subject to termination or amendment at any time only in accordance with the terms and conditions of such plans or arrangements, without recourse by Executive, provided that no such termination or amendment shall disadvantage Executive or his wife or dependents disproportionately to any other participants therein (except as may be required by laws or regulations, such as those related to “top-heavy” or “top hat” plans).

4.7 Business Expenses. The Company shall pay or reimburse Executive for all reasonable, customary and necessary business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

4.8 Real Estate Keep Whole. Upon the earlier to occur of either (i) the third anniversary of this Agreement, or (ii) termination of Executive’s employment by the Company for any reason other than Cause (the “Payment Event”), Executive shall have the right, but not the obligation, to cause the Company to pay him a Real Estate Keep Whole Amount related to his primary residence (currently located in Frisco, Texas); provided that Executive provides the Company with written notice (and accompanying fair market appraisal) requesting the Real Estate Keep Whole Amount within thirty (30) days of the Payment Event. Any Real Estate Keep Whole Amount received by Executive from the Company shall be grossed up for federal, state and local income and employments taxes (assuming the highest marginal tax rate) so that Executive shall receive the benefit of the Real Estate Keep Whole Amount as if there were no federal, state, and local income and employment tax liability for such Real Estate Keep Whole Amount. The Company shall pay the Real Estate Keep Whole Amount, including the tax reimbursements identified in the preceding sentence, within ninety (90) days of the Payment Event provided Executive timely provides the notice required by this Section 4.8. Failure of Executive to provide written notice requesting the Real Estate Keep Whole Amount within thirty (30) days of the first Payment Event to occur shall result in forfeiture of Executive’s right to the Real Estate Keep Whole Amount.

5. Termination of Employment and Severance Benefits During the Term. Notwithstanding the provision of Section 2 hereof, Executive’s employment may terminate prior to or at the expiration of the Term under the following circumstances (each, a “Termination Date”):

5.1 Death. In the event of Executive’s death during the Term, Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company, shall pay to Executive’s designated beneficiaries or, if no beneficiaries have been designated by Executive, to his estate, (i) the Base Salary earned but not paid through the Termination Date; (ii) the amount of any accrued but unused vacation calculated as of the Termination Date; and (iii) any business expenses incurred by Executive but un-reimbursed on the Termination Date, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). In addition, the Company shall pay to Executive’s beneficiaries or estate (i) any Management Bonus and Retention Bonus earned for or during the prior calendar year but unpaid as of the Termination Date; (ii) a prorated portion of the Management Bonus achieved for the elapsed portion of the calendar year in which the termination occurred, and (iii) a prorated portion of the Retention Bonus based on the elapsed portion of the calendar year in which the termination occurred (collectively, the “Final Bonus”). The Final Compensation shall be paid by the Company to Executive within six (6) days of Executive’s death (or, if later, within six (6) days of the date the Company receives notice of Executive’s death). The Final Bonus shall be paid by the Company to Executive within twenty (20) days of Executive’s death (or, if later, within twenty (20) days of the date the Company receives notice of Executive’s death).

5.2 Disability.

(a) If, as a result of Executive’s incapacity to due to physical or mental illness, Executive shall have been absent from Executive’s duties with the Company on a full-time basis for one hundred eighty (180) consecutive calendar days, and within thirty (30) days after written notice of termination Executive shall not have returned to the full-time performance of his duties, with or without reasonable accommodations, the Company may thereafter notify Executive of termination. In the event of such termination, the Company shall pay to Executive the Final Compensation within six (6) days of the Termination Date, and shall pay the Final Bonus within twenty (20) days of the Termination Date.

(b) The Board may designate another employee to act in Executive’s place during any period of Executive’s disability. Notwithstanding any such designation, Executive shall continue to receive his compensation and benefits in accordance with Section 4, to the extent permitted by the then-current terms of the applicable benefit plans, until Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(c) While receiving disability income payments under the Company’s disability plan, Executive shall not be entitled to receive any Base Salary under Section 4.1 hereof, but shall continue to participate in Company benefit plans and receive all other compensation set forth in Section 4 above.

5.3 By the Company for Cause. During the Term, the Company may terminate Executive’s employment for Cause as defined in Section 1.3 above. If Executive’s employment is terminated for Cause as defined in Section 1.3 above, then the Company shall have no further obligation to Executive other than to immediately pay his Final Compensation.

5.4 By the Company Without Cause. During the Term, the Company may terminate Executive’s employment without Cause at any time upon thirty (30) days written notice to Executive. If Executive’s employment is terminated by the Company without Cause then, in addition to immediately paying Executive the Final Compensation and Final Bonus, Executive shall be paid severance equal to twenty-four (24) months Base Salary (the “Severance Payment”). Any obligation of the Company to provide Executive the Severance Payment is conditioned on Executive signing, delivering to the Company and not revoking a release in a similar form to the form attached hereto as Exhibit B (the “Release”) within sixty (60) days of his Termination Date. The Severance Payment paid in accordance with the following schedule: (i) the first $500,000 of the Severance Payment will be payable in four (4) equal payments, with (A) the first payment being at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Release (provided that if the 60-day time period for the Release begins in one taxable year and ends in a subsequent taxable year, the first payment shall be paid in the subsequent taxable year (for example, if Executive terminates on December 1, then the first payment shall not be paid until on or after January 1 of the next year, regardless of when the Release is returned)), and (B) each of the remaining three (3) payments (the “Quarterly Payments”) being paid on the next payroll period following the third, sixth and ninth month anniversary dates of the first payment; and (ii) the remaining amount of the Severance Payment will be payable in nine (9) equal monthly payments with the first of such payments being paid on the first payroll period coinciding with or next following one (1) month after the last Quarterly Payment, and each of the remaining eight (8) payments being paid monthly thereafter. In the event the Company terminates Executive’s employment without

Cause, any and all incentive or other unvested grants or deferred compensation awards shall be fully and immediately vested as of the Termination Date without any further action by Executive or the Company.

5.5 By Executive for Good Reason. During the Term, Executive may terminate his employment at any time for Good Reason. The following shall constitute “Good Reason” for termination by Executive:

(a) any material diminution in Executive’s authority, duties or responsibilities with the Company;

(b) the assignment to Executive of any duties or responsibilities that are materially inconsistent with Executive’s existing duties or responsibilities as Executive Chairman;

(c) any material reduction by the Company in Executive’s Base Salary, Management Bonus or Retention Bonus;

(d) following a Change in Control, any change in the Executive’s status, reporting, duties or position that represents a demotion or diminution from Executive’s status, reporting, duties or position in effect before such Change in Control;

(e) unless otherwise consented to in writing by Executive, the imposition of any requirement that Executive relocate to, or perform any of his duties hereunder at, any location that is more than fifty (50) miles from the Dallas/Fort Worth, Texas metropolitan area; provided, however, that reasonable and customary business travel, and the expectation that Executive will perform certain functions in other offices of the Company in the ordinary course of business consistent with past practices shall not be deemed a required relocation under this Section 5.5(e).

(f) the Company’s failure to obtain the express assumption of this Agreement by any successor to the Company; or

(g) any material breach by the Company of any agreement (including this Agreement) between it and Executive.

Any Good Reason shall not be waived by Executive’s continued employment following an act or omission giving rise to such Good Reason. However, Executive shall not be deemed to have been terminated for Good Reason pursuant to Section(s) 5.5(a), (b), (c), (f) or (h) above without having first provided at least thirty (30) days written notice to the Company setting forth the specific acts or omissions which constitute or give rise to Good Reason and the Company fails to cure such acts or omissions within the 30 day notice period.

If Executive’s employment is terminated by Executive for Good Reason then, in addition to immediately paying Executive the Final Compensation and Final Bonus, Executive shall be paid the Severance Payment. Any obligation of the Company to provide Executive the Severance Payment is conditioned on Executive signing, delivering the Release to the Company and not revoking the Release as provided therein within sixty (60) days of his Termination Date. The Severance Payment paid in accordance with the following schedule: (i) the first $500,000 of the Severance Payment will be payable in four (4) equal payments, with (A) the first payment being at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Release (provided that if the 60-day time period for the Release begins in one taxable year and ends in a subsequent taxable year, the first payment shall be paid in the subsequent taxable year (for example, if Executive terminates on December 1, then the first payment shall not be paid until on or after January 1 of the next year, regardless of when the Release is returned), and (B) each of the remaining Quarterly Payments being paid on the next payroll period following the third, sixth and ninth month anniversary dates of the first payment; and (ii) the remaining amount of the Severance Payment will be payable in nine (9) equal monthly payments with the first of such payments being paid on the first payroll period coinciding with or next following one (1) month after the last Quarterly Payment, and each of the remaining eight (8) payments being paid monthly thereafter. In the event the Company terminates Executive’s employment without Cause, any and all incentive or other unvested grants or deferred compensation awards shall be fully and immediately vested as of the Termination Date without any further action by Executive or the Company.

5.6 By Executive Other than for Good Reason. During the Term, Executive may terminate his employment at any time upon sixty (60) days’ written notice to the Company. In the event of termination of Executive pursuant to this Section 5.6, the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company shall pay Executive his Base Salary for the notice period (or for any remaining portion of the period). If Executive’s employment is voluntarily terminated by him other than for Good Reason, then the Company shall pay Executive the Final Compensation within six (6) days of his Termination Date.

5.7 By Expiration of the Term. Upon expiration of the Term, if Executive’s employment with the Company terminates at the expiration of the Term, Executive shall be paid the Final Compensation, Final Bonus (not prorated), and the Severance Payment. Any obligation of the Company to provide Executive the Severance Payment is conditioned on Executive signing, delivering to the Company and not revoking the Release as provided therein within sixty (60) days of the Termination Date. The Severance Payment paid in accordance with the following schedule: (i) the first $500,000 of the Severance Payment will be payable in four (4) equal payments, with (A) the first payment being at the Company’s next regular payroll period which is at least five (5) business days following the effective date of the Release (provided that if the 60-day time period for the Release begins in one taxable year and ends in a subsequent taxable year, the first payment shall be paid in the subsequent taxable year (for example, if Executive terminates on December 1, then the first payment shall not be paid until on or after January 1 of the next year, regardless of when the Release is returned), and (B) each of the remaining Quarterly Payments being paid on the next payroll period following the third, sixth and ninth month anniversary dates of the first payment; and (ii) the remaining amount of the Severance Payment will be payable in nine (9) equal monthly payments with the first of such payments being paid on the first payroll period coinciding with or next following one (1) month after the last Quarterly Payment, and each of the remaining eight (8) payments being paid monthly thereafter. In the event the Company terminates Executive’s employment without Cause, any and all incentive or other unvested grants or deferred compensation awards shall be fully and immediately vested as of the Termination Date without any further action by Executive or the Company.

5.8 Section 409A and Timing of Payments. For purposes of this Agreement, any references to termination of employment shall mean a “separation from service” under Section 409A of the Code. If, at the time Executive’s employment with the Company terminates the Company is publicly traded (as defined in Section 409A of the Code), any amounts payable under this Section 5 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the Termination Date of Company employment shall be paid at the later of the time otherwise provided in Section 5 or the earliest time that will prevent such amounts from being considered deferred compensation. For purposes of Section 409A of the Code, each payment under this Section 5 (and each other severance plan payment) will be treated as a separate payment.

6. Effect of Termination

6.1 Benefits. Benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of the termination of Executive’s employment without regard to any continuation of Base Salary or other payment to Executive following such Termination Date; provided, however, that in the event Executive’s employment is terminated pursuant to Section(s) 5.2, 5.4, 5.5 or 5.7 above, the Company shall pay any monthly premiums attributable to COBRA coverage should Executive elect to receive or be provided such coverage for up to twenty-four (24) months or such shorter period allowed by COBRA and the Company shall continue any benefits provided pursuant to the Executive Benefit Plan that are not covered by COBRA for a period of twenty-four (24) months .

6.2 Survival of Obligations. Provisions of this Agreement shall survive any termination of Executive’s employment hereunder, including termination of this Agreement upon the expiration of the Term, if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Executive under Sections 7 and 8 hereof and the obligations of the Company under Section 5.

6.3 Mitigation Not Required. Executive shall not be required to mitigate the amount of any payment(s) provided for in this Agreement either by seeking employment or otherwise. Furthermore, the Company shall not be entitled to set off or reduce any payments owed to Executive under this Agreement by the amount of earnings or benefits received by Executive in any future employment.

6.4 Legal Expenses. If any contest or dispute shall arise under this Agreement involving termination of Executive’s employment with the Company or involving the validity, interpretation, enforceability, or liability under any provision of this Agreement then (regardless of the outcome, unless and until it shall be determined by a court of competent jurisdiction in a final, non-appealable decision in favor of the Company or that the Company’s interpretation of the Agreement is otherwise substantially accurate), the Company shall reimburse Executive for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute within thirty (30) days of receiving such request and reasonable documentation of such fees and expenses from Executive. Notwithstanding anything to the contrary contained herein, in the event a court of competent jurisdiction, in a final, non-appealable decision, finds in favor of the Company or that the Company’s interpretation of the Agreement is otherwise substantially accurate, Executive shall reimburse the Company for all legal fees and expenses previously paid to Executive with respect to such contest or dispute within thirty (30) days of such finding. No reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Section 6.4 during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Section 6.4 is not subject to liquidation or exchange for another benefit.

7. Confidential Information, Ownership of Information, Inventions and Original Work, and Restrictive Covenants. Executive acknowledges and agrees that he entered into the Prior Agreement. Executive further acknowledges and agrees that Section 7 of the Prior Agreement, as amended, remains in full force and effect and the additional covenants in this Agreement are intended to reconfirm, clarify and supplement, but not replace, the earlier restrictive covenants.

7.1 Confidential Information. Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that Executive may develop Confidential Information for the Company or its Affiliates, and that the Company has and will continue to provide Executive with Confidential Information during the course of his employment. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any person or entity or use, other an as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by Executive incident to his employment by the Company or any of its Affiliates. Executive understands that this restriction shall continue to apply for a period of two (2) years after his employment terminates, regardless of the reason for such termination.

7.2 Safeguard and Return of Documents. All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates all Documents then in Executive’s possession or control with the exception of this Agreement or other documents related to Executive’s compensation or benefits.

7.3 Ownership of Information, Inventions and Original Work. Executive agrees that any creative works, discoveries, designs, software, computer programs, inventions, improvements, modifications, enhancements, know-how, formulation, concept or idea which is conceived, created or developed by Executive, either alone or with others (collectively referred to as “Work Product”) is the exclusive property of the Company if:

(a) It was conceived or developed in any part on Company time;

(b) Any equipment, facilities, materials, or Confidential Information of the Company was used in its conception or development; or

(c) It either (i) relates, at the time of conception or reduction to practice, to the Company’s business or to an actual or demonstrably anticipated research or development project of the Company, or (ii) results from any work performed by Executive for the Company.

Executive agrees to assist the Company in obtaining a patent or copyrights on such Work Product and to provide such documentation and assistance as is necessary for the Company to obtain such patent or copyright. Executive shall maintain adequate written records of such Work Product in such format as may be specified by the Company. Such records will be available to and remain the sole property of the Company at all times.

7.4 Restrictive Covenants. Executive acknowledges that, in order to effectuate the promise to hold Confidential Information in trust for the Company and in order to protect the Company’s legitimate business interests (which include, but are not limited to, continuation of contracts and relationships with its customers, its reputation, its competitive advantage, its goodwill and the value options awarded to Executive with respect to the Company’s stock), it is necessary to enter into the following restrictive covenants. Without the prior written consent of the Company, Executive shall not, during his employment at the Company or for a period of eighteen (18) months following the termination of employment:

(a) Engage in or perform services for a Competing Business. For purposes of this Agreement, “Competing Business” is one which provides the same or substantially similar products and services as those provided by the Company during Executive’s employment, including, but not limited to, telecom consulting, telecom field services, wireline EFI&T services, wireless EFI&T services, software, or circuit audits, retrofits or software development, but shall specifically exclude any OEM telecom company, cable company, or electronic manufacturing services (contract manufacturing) company. The geographic area for purposes of this restriction is the area(s) within the United States and of any Company office or facility in which, from which, or in relation to which Executive performed services for the Company;

(b) Have any indirect or direct financial interest in a Competing Business; provided, however, that the ownership by Executive of any stock listed on any national securities exchange of any corporation conducting a competing business shall not be deemed a violation of this Agreement if the aggregate amount of such stock owned by Executive does not exceed five percent (5%) of the total outstanding stock of such corporation;

(c) Solicit business from, attempt to do business with, or do business with any person or entity that was a customer/client of the Company during Executive’s employment with the Company and which Executive either: (a) called on, serviced, did business with, or had contact with during his employment; or (b) became acquainted with or received Confidential Information regarding during his employment. This restriction applies only to business that is in the scope of services or products provided by the Company. The geographic area for purposes of this restriction is the area where the customer/client is located and/or does business; or,

(d) Solicit, induce, or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee of the Company to terminate his/her employment with the Company and/or to accept employment elsewhere.

8. Assignment of Rights to Intellectual Property. Executive shall promptly and fully disclose all Intellectual Property to the Company. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including, without limitation, Executive and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights, or other proprietary rights to the Intellectual Property. All copyrightable works that Executive creates in the course of his employment by the Company shall be considered “work made for hire.”

9. Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including, but not limited to, the restraints contained in Paragraph 7. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

10. Assignment and Succession.

10.1 No Assignment by Executive. This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representative.

10.2 Succession. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company may assign this Agreement only to an assignee that agrees to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

11. Indemnification. The Company hereby agrees to indemnify Executive (on an after-tax basis) and hold him harmless to the fullest extent permitted by law against any and all actions, claims, demands, proceedings, damages, losses or suits, including all costs and/or expenses of defense (including but not limited to attorneys fees) resulting from Executive’s good faith performance of his duties and obligations with the Company. The Company also agrees to indemnify and reimburse Executive (on an after-tax basis) if any amounts payable to Executive under this Agreement are subject to additional income or excise tax under either Section 409A or 4999 of the Code or any similar or successor provisions of 409A or 4999. The Company agrees to pay for any and all such costs, fees, expenses and/or taxes within thirty (30) days of it receiving an invoice or bill for such costs, fees, expenses and/or taxes.

12. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing as follows:

If to the Company:

Goodman Networks, Incorporated

6400 International Parkway, Suite 1000

Plano, Texas 75093

Attention: Board of Directors

If to Executive:

Mr. John A. Goodman

5 Cliff Trail

Frisco, Texas 75034

or to such other address or addresses as either party shall have designated in writing to the other party hereto, provided, however, that any notice sent by certified or registered mail shall be deemed delivered on the date of delivery as evidenced by the return receipt.

13. Severability. If any portion or provision of this Agreement shall, to any extent, be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application or such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Waiver. No waiver of such provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment, excluding only Paragraph 7 of the Prior Agreement and all amendments thereto, any agreements governing the rights and obligations of the Company and Executive with respect to the securities of the Company, and any Company-provided separate benefit or severance plans, all of which remain in full force and effect in accordance with their terms. However, if any conflict or discrepancy exists between the terms of this Agreement and any other agreements or benefit plans of the Company, the terms of this Agreement shall control and be given full effect.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of the Company.

17. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19. Governing Law and Forum Selection. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Texas, without regard to its conflicts of law rules. Any action brought in connection with this Agreement shall be brought exclusively in the state district court of Dallas or Collin County, Texas. The Parties hereby irrevocably consent to the exclusive jurisdiction and venue of such Texas state district court and waive any objection they may have to the laying of venue of any such proceeding in such court.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first set forth above.

EXECUTIVE	GOODMAN NETWORKS INCORPORATED

/s/ John A. Goodman	By:	/s/ Ron B. Hill
John A. Goodman	Title: President and Chief Executive Officer

EXHIBIT A

STOCK OPTION AGREEMENT

Exhibit A

EXHIBIT B

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the payments and benefits to be provided me in connection with my separation from the position of Executive Chairman of Goodman Networks Incorporated (the “Company”), or from any such other position to which I may be assigned, as set forth in the Executive Employment Agreement between me and the Company (the “Employment Agreement”), my receipt of which is conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs executives, administrators, beneficiaries, representatives and assigns, and all others claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, direct and indirect shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, the “Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of our connected with my employment with the Company or any of its subsidiaries or other affiliates or the termination of that employment including, but not limited to, any claim arising in common law, any tort claim, any claim for breach of contract or any claim made under any federal, state or local law, regulation, ordinance or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the subsidiaries or other affiliates, each as amended from time to time) (all of the foregoing causes of action, rights and claims, collectively, “Claims”).

Excluded from the scope of this Release of Claims is (i) any claim arising after the effective date hereof with respect to the Company’s obligations under the terms of the Employment Agreement, (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation of the Company, the Bylaws of the Company, any resolutions of the Board of Directors of the Company, the Employment Agreement, or any similar agreements or authorizations of the Company’s subsidiaries or other affiliates, and (iii) any benefit to which I may be entitled under any directors and officers, errors and omissions or similar insurance policy or policies maintained by the Company.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the date of my separation or termination from my position with the Company, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify or agree) from the date of my separation or termination from the Company. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

1	Exhibit B

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Employment Agreement.

I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Board of Directors of the Company and that this Release of Claims will take effect only upon the expiration of such seven (7) day revocation period and only if I have not timely revoked it (“Release Effective Date”).

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Name (please print):

Date signed:

2	Exhibit B